Exhibit 99.1

ESCO TECHNOLOGIES INC


For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                     ESCO ANNOUNCES SECOND QUARTER RESULTS

     St. Louis, MO, May 8, 2007 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the second quarter ended March 31, 2007, and also reaffirmed full year earnings per share (EPS) guidance of $1.50 to $1.65 per share.

     Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and six month periods ended March 31 for the respective fiscal years noted.

     Net earnings for the 2007 second quarter were $9.6 million, or $0.36 per share compared to net earnings of $7.3 million, or $0.28 per share for the second quarter of 2006. The 2007 second quarter net earnings included a $2.2 million research tax credit, which favorably impacted net earnings by $0.08 per share.

     Net earnings for the six months of fiscal 2007 were $8.2 million, or $0.31 per share compared to $9.5 million, or $0.36 per share for the first half of 2006.

Sales

     Second quarter 2007 sales were $129.1 million, or 5.0 percent higher than second quarter 2006 sales of $122.9 million. Favorable foreign currency exchange rates in the 2007 second quarter resulted in $1.3 million of this increase.

     Fiscal 2007 year-to-date sales were $227.9 million, or 6.7 percent higher than the $213.5 million of sales in the 2006 year-to-date period. Favorable foreign currency exchange rates in the first six months of 2007 resulted in $2.4 million of increased sales.

     Communications sales of $49.2 million increased $6.0 million, or 13.9 percent in the 2007 second quarter compared to the second quarter of 2006, primarily due to $8.1 million of additional sales at Hexagram, partially offset by a $2.9 million decrease in sales at DCSI. Hexagram's sales increased significantly in the second quarter due to the ramp-up of advanced metering projects in Kansas City and at PG&E. DCSI's sales decreased in the 2007 second quarter due to lower sales to TXU and PREPA, partially offset by additional sales to Duke Energy and Florida Power & Light. In the 2007 second quarter, DCSI sales to COOP and public power (Municipal) customers were $23.7 million compared to $20.5 million in the second quarter of 2006. Year-to-date 2007 Communications sales increased $16.9 million, or 27.1 percent compared to 2006 primarily due to the acquisitions of Hexagram and Nexus, both of which had increased sales on a monthly basis in 2007 compared to 2006.

     Filtration sales of $45.9 million increased $0.9 million, or 2.0 percent during the second quarter of 2007 as compared to 2006, primarily driven by a $1.4 million increase in commercial aerospace sales at PTI, partially offset by lower automotive sales at Filtertek. Year-to-date Filtration sales were consistent in 2007 compared to 2006, with PTI's sales increasing $2.3 million, or 10.3 percent, reflecting the continued strength of the commercial aerospace market, and VACCO and Filtertek both having sales decreases due to lower demand in the defense spares and automotive end markets, respectively.

     Test segment sales of $34.0 million decreased $0.6 million, or 1.7 percent, during the second quarter of 2007 compared to 2006, and year-to-date sales of $62.2 million, decreased $2.4 million, or 3.7 percent from 2006 due to the timing of installations described in the February 5, 2007 earnings release.

Earnings Before Interest and Taxes (EBIT)

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the second quarter of fiscal 2007 included the following.

     In the Communications segment, EBIT for the 2007 second quarter was $6.1 million (12.4 percent of sales), compared to $9.7 million (22.5 percent of sales) in the 2006 second quarter. The primary factors of the $3.6 million decrease in EBIT dollars in 2007 include a $4.6 million decrease at DCSI resulting from the lower sales noted above, TNG software amortization (incrementally higher by $1.5 million in the 2007 second quarter) and PG&E related program support costs. EBIT at the other operating units within Communications increased $1.0 million as a result of additional sales volume. The 2007 year-to-date Communications segment EBIT of $3.3 million decreased $5.5 million compared to 2006 due to TNG amortization in 2007 of $2.7 million compared to $0.3 million in 2006, lower sales in 2007 and additional PG&E program support costs.

     In the Filtration segment, the 2007 second quarter EBIT was $6.4 million (13.9 percent of sales) compared to $4.7 million (10.4 percent of sales) in the prior year second quarter. The $1.7 million increase in EBIT was due to: a $1.0 million increase at PTI related to an increase in commercial aerospace sales; a $0.8 million increase at VACCO due to an improved sales mix resulting in more favorable overhead absorption; partially offset by a $0.2 million decrease at Filtertek resulting from the decrease in domestic automotive sales. Year-to-date Filtration EBIT of $8.2 million decreased $0.6 million primarily due to lower sales at VACCO and Filtertek, partially offset by the increased EBIT contribution at PTI related to the sales increase.

     In the Test segment, EBIT was $4.1 million (12.1 percent of sales) in the second quarter of 2007 compared to $4.3 million (12.4 percent of sales) in 2006, and 2007 year-to-date EBIT was $6.2 million compared to $7.3 million. The 2007 EBIT decreases are primarily due to the timing of installations and an additional $1.5 million of year-to-date SG&A costs. Corporate operating costs included in EBIT were $1.8 million higher in the second quarter of 2007 compared to 2006 as the prior year amount included a $1.8 million pretax gain from a previously divested defense subsidiary. The Corporate 2007 year-to-date costs are $3.2 million higher due to the absence of the $1.8 million gain in 2006 noted above, higher purchase accounting amortization, higher stock option expenses and tax related professional fees.

Effective Tax Rate

     The effective tax rate in the second quarter of 2007 was 20.0 percent and included $2.2 million of additional research tax credits. This credit favorably impacted the 2007 second quarter tax rate by approximately 19 percent. The 2006 second quarter effective tax rate was 53.5 percent resulting from a $1.7 million charge related to foreign cash repatriation.

New Orders

     New orders received in the 2007 second quarter were $135.8 million compared to $128.7 million received in the 2006 second quarter.

     Backlog at March 31, 2007 was $307.7 million, which has increased $54.2 million since the beginning of the fiscal year and $6.7 million during the second quarter.

     New orders received in the second quarter of 2007 compared to the second quarter of 2006, respectively, were: in Filtration, $54.7 million and $43.2 million; in Communications, $44.4 million and $55.5 million (including the $6.0 million of Hexagram acquired backlog); and in Test, $36.7 million and $30.0 million.

Cash

     At March 31, 2007, the Company had $28.0 million in cash and no debt, compared to $36.8 million in cash and no debt at September 30, 2006. The $8.8 million decrease in cash in the first six months of 2007 reflects $15.3 million spent on software upgrades (primarily TNG), $7.2 million spent on capital equipment, and $1.3 million of additional payments (earn out) related to the Hexagram acquisition.

Chairman's Commentary - 2007 Second Quarter

     Vic Richey, Chairman and Chief Executive Officer, commented, "As anticipated, our second quarter operating results rebounded strongly from our first quarter performance and significantly exceeded our internal expectations. While all three segments contributed to the better-than-expected earnings, the most significant contributions came from the Filtration segment and in particular, the aerospace businesses at PTI and VACCO.

     "Our consolidated second quarter entered orders remained strong as we grew our backlog again during the quarter. Together with the strength of the first quarter orders, our six month consolidated book-to-bill ratio is 124 percent with all segments in excess of 100 percent. Our year-to-date order performance supports the significant growth we anticipate for the remainder of the year.

     "Although we continue to expect strong second half performance, our full year outlook in the Communications segment is down due to two water AMR projects beginning their deployments later in 2007 than previously expected. These delays are partially offset by improved operating performance from our aerospace businesses, and given the improvement in our estimated full year tax rate, our EPS guidance is unchanged.

     "While our operating management remains squarely focused on delivering on our second half commitments, we are also continuing to fully support the growth initiatives necessary to meet our longer term objectives."

Business Outlook

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below does not include the impact of potential acquisitions or divestitures, but does include the amortization of identifiable intangible assets related to Nexus and Hexagram, as well as the amortization of the TNG software.

     Additionally, refer to the "Business Outlook - 2007" section of the November 14, 2006 earnings release for a comprehensive discussion of "Purchase Accounting - Identifiable Intangible Assets," "TNG Software Amortization," and the "PG&E Contract."

     The 2007 revenue and EPS estimates described below include approximately $20 million of sales and approximately $8 million of EBIT related to DCSI's portion of the PG&E contract which is subject to revenue deferral until delivery of TNG version 3.0 is achieved. Version 3.0 is currently expected to be delivered in the fourth quarter of fiscal 2007, at which time the Company expects to recognize the cumulative deferred revenue on the units delivered up to that date.

     The November 14, 2006 earnings release also contains Management's "Fiscal 2008 Preliminary Long-Term Outlook" and "Chairman's Commentary on Business Outlook."

Earnings Per Share - 2007

     Management estimates of 2007 EPS continue to be in the range of $1.50 to $1.65 per share, which includes approximately $9.0 million of pretax amortization expense, or $0.21 per share, related to purchase accounting intangible assets and TNG software.

     The 2007 second half EPS is expected to be in the range of $1.19 to $1.34 per share. Stock option expense for 2007, which is included in the EPS guidance, is still expected to be in the range of $0.10 to $0.12 per share, or $0.03 to $0.04 per quarter.

     The effective tax rate for the second half of fiscal 2007 is expected to remain at 39 percent. Due to the tax research credits favorably impacting the tax rate in the first half of the year, the total year effective tax rate is estimated to be approximately 35 percent.

Revenues and EBIT Margins - 2007

     Management expects 2007 consolidated revenues to increase approximately 22 percent compared to 2006 and be in the range of $555 to $560 million, and the consolidated EBIT margins should be in the range of 11 to 11.5 percent (including the impact of the amortization of identifiable intangible assets and the TNG amortization).

     On a segment and operating unit basis for 2007, Management now expects the following (as compared to the February 5, 2007 Business Outlook):

o PTI sales are now expected to increase approximately 17 percent (versus 4.5 percent) and should be between $54 and $55 million (versus $48 and $49 million) and EBIT margins should be in the range of 18 to 18.5 percent (versus 15 to 15.5 percent) based on the continued strength of the commercial aerospace business.

o VACCO's sales are now expected to increase approximately 12.5 to 13 percent (versus 8 percent) and should be between $36 and $37 million (versus $35 and $36 million) with EBIT margins remaining in the range of 18 to 19 percent as the sales mix changes between defense spares and space products compared to 2006.

o Filtertek sales are now expected to increase approximately 6 to 7 percent (versus 7 to 9 percent) and be in the range of $100 to $102 million (versus $102 to $104 million) with EBIT margins now in the range of 6.5 to 7.5 percent (versus 7 to 8 percent).

o The Test segment sales now are expected to increase 8.5 to 9 percent (versus 7.5 to 8.5 percent) and be in the range of $139 to $141 million (versus $138 and $140 million) with EBIT margins remaining in the range of 12 to 12.5 percent.

o The Communications segment sales are now expected to increase approximately 46 to 48 percent (versus 48 to 50 percent) and be in the range of $227 to $230 million (versus $231 to $234 million) and EBIT margins should be in the range of 17 to 19 percent (versus 18 to 20 percent). These changes are the result of a more refined delivery schedule from PG&E and two water AMR contracts starting their 2007 deployments later in the year than previously expected. Nexus sales are now expected to be in the range of $15 to $16 million (versus $16 to $18 million) and EBIT margins should now be in the range of 5 to 6 percent (versus 6 to 7 percent). Hexagram sales are now expected to be in the range of $57 to $59 million (versus $60 to $63 million) and EBIT margins are now expected to be in the range of 18 to 20 percent (versus 22 to 24 percent). Sales of AMR products at DCSI remain unchanged and are expected to be in the range of $144 to $147 million with EBIT margin expectations remaining at approximately 20 percent, which includes approximately $7.0 million of TNG amortization costs. At March 31, 2007, the Company had approximately $48 million in external TNG development costs capitalized on the balance sheet in other assets, and is expected to incur another $10 million in costs over the next year. Additional non-TNG related engineering and development costs are being expensed as period costs.

o Corporate operating cost expectations for 2007 remain at approximately $18 million and include $2.1 million of pretax amortization of identifiable intangible assets related to Nexus and Hexagram.

Conference Call

     The Company will host a conference call today, May 8, at 4:00 p.m., Central time, to discuss the Company's second quarter and year-to-date operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 9465998).

Forward-Looking Statements

     Statements in this press release regarding the amounts and timing of fiscal 2007 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins on a consolidated basis and on a segment and operating unit basis, growth in the AMR IOU market, fiscal 2007 corporate operating expenses, fiscal 2007 effective tax rate, long-term success of the Company, stock option expensing, successful development, delivery and customer acceptance of the TNG software, and the timing and amount of future costs to be incurred in connection with the TNG software, the timing of deferred revenue on products previously delivered to PG&E, the ultimate number, value and timing of DCSI and Hexagram products ordered and deployed by PG&E, the Company's ability to increase shareholder value and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and success of DCSI's software development efforts; the timing and content of purchase order releases under the PG&E contracts; DCSI's and Hexagram's successful performance of the PG&E contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; material changes in the costs of certain raw materials including steel, copper and petroleum-based resins; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose communications systems for electric, gas and water utilities, including hardware and software to support advanced metering applications. In addition, the Company provides engineered filtrations products to the transportation, health care and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's website at www.escotechnologies.com.

                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                       Three Months Ended  Three Months Ended
                                         March 31, 2007      March 31, 2006
                                         --------------      --------------

    Net Sales                             $ 129,068              122,884
    Cost and Expenses:
      Cost of sales                          83,021               80,514
      SG&A                                   31,432               26,703
      Amortization of intangible assets       2,909                1,536
      Interest (income) expense                (217)                (100)
      Other (income) expenses, net              (93)              (1,548)
                                                ---               ------
        Total costs and expenses            117,052              107,105

    Earnings before income taxes             12,016               15,779
    Income taxes                              2,398                8,436
                                              -----                -----

      Net earnings                        $   9,618                7,343
                                          =========                =====

    Earnings per share:
      Basic
        Net earnings                      $    0.37                 0.29
                                          =========                 ====

      Diluted
        Net earnings                      $    0.36                 0.28
                                          =========                 ====

    Average common shares O/S:
      Basic                                  25,895               25,659
                                             ======               ======
      Diluted                                26,491               26,448
                                             ======               ======


                                    - more -

Add Nine

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                        Six Months Ended   Six Months Ended
                                         March 31, 2007     March 31, 2006
                                         --------------     --------------

Net Sales                                 $  227,881            213,470
Cost and Expenses:
  Cost of sales                              154,366            144,501
  SG&A                                        60,816             50,189
  Amortization of intangible assets            5,046              2,049
  Interest (income) expense                     (555)              (817)
  Other (income) expenses, net                  (607)            (1,926)
                                                ----             ------
     Total costs and expenses                219,066            193,996

Earnings before income taxes                   8,815             19,474
Income taxes                                     578              9,926
                                                 ---              -----

  Net earnings                                 8,237              9,548
                                               =====              =====

Earnings per share:
  Basic
    Net earnings                          $    0.32                0.37
                                          =========                ====

  Diluted
    Net earnings                          $    0.31                0.36
                                          =========                ====

Average common shares O/S:
  Basic                                       25,885             25,620
                                              ======             ======
  Diluted                                     26,477             26,402
                                              ======             ======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                         Three Months Ended         Six Months Ended
                              March 31,               March 31,
                              ---------               ---------
                          2007         2006        2007        2006
                          ----         ----        ----        ----

Net Sales
  Communications           49.2        43.2        79.3        62.4

  PTI                    $ 13.1        11.7        24.7        22.4
  VACCO                     8.5         8.3        15.1        16.4
  Filtertek                24.3        25.0        46.6        47.7
                           ----        ----        ----        ----
    Filtration subtotal    45.9        45.0        86.4        86.5

  Test                     34.0        34.6        62.2        64.6
                           ----        ----        ----        ----
    Totals               $129.1       122.8       227.9       213.5
                         ======       =====       =====       =====

EBIT

  Communications            6.1         9.7         3.3         8.8

  PTI                    $  2.6         1.6         3.7         2.8
  VACCO                     2.3         1.4         2.6         3.3
  Filtertek                 1.5         1.7         1.9         2.7
                            ---         ---         ---         ---
    Filtration subtotal     6.4         4.7         8.2         8.8

  Test                      4.1         4.3         6.2         7.3

  Corporate                (4.8)(1)    (3.0)(2)    (9.4)(3)    (6.2)(4)
                           ----        ----        ----        ----
    Totals               $ 11.8        15.7         8.3        18.7
                         ======        ====         ===        ====

Note: Depreciation and amortization expense was $5.7 million and $4.2 million for the quarters ended March 31, 2007 and 2006, respectively, and $10.6 million and $7.2 million for the six-month periods ended March 31, 2007 and 2006, respectively.

(1) Includes $0.6 million of amortization of acquired intangible assets for Hexagram and Nexus.

(2) Includes a $1.8 million gain related to an indemnification obligation with respect to a previously divested subsidiary and $0.8 million of amortization of acquired intangible assets for Hexagram and Nexus.

(3) Includes $1.2 million of amortization of acquired intangible assets for Hexagram and Nexus.

(4) Includes a $1.8 million gain related to an indemnification obligation with respect to previously divested subsidiary and $0.9 million of amortization of acquired intangible assets for Hexagram and Nexus.
                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)

EBIT Margin Outlook - FY 2007
-----------------------------
Consolidated EBIT margin in the range of 11 percent to 11.5 percent, PTI EBIT margin in the range of 18 percent to 18.5 percent, VACCO EBIT margin in the range of 18 percent to 19 percent, Filtertek EBIT margin in the range of 7 percent to 8 percent, Test segment EBIT margin in the range of 12 percent to 12.5 percent, Communications segment EBIT margin in the range of 17 percent to 19 percent, Nexus EBIT margin in the range of 5 percent to 6 percent, Hexagram EBIT margin in the range of 18 percent to 20 percent and DCSI's EBIT margin remaining at approximately 20 percent under "Revenues and EBIT Margins-2007" cannot be reconciled with a GAAP measure as this represents a forward-looking measure with no comparable GAAP measurement quantifiable at this time.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                          March 31,     September 30,
                                            2007             2006
                                            ----             ----

Assets
  Cash and cash equivalents              $ 28,045           36,819
  Accounts receivable, net                 91,362           83,816
  Costs and estimated earnings
    on long-term contracts                  3,046            1,345
  Inventories                              59,270           50,984
  Current portion of deferred
    tax assets                             39,129           24,251
  Other current assets                     15,863           10,042
                                           ------           ------
    Total current assets                  236,715          207,257

  Property, plant and equipment, net       71,129           68,754
  Goodwill                                144,430          143,450
  Deferred tax assets                           -                -
  Other assets                             76,733           69,233
                                           ------           ------
                                         $529,007          488,694
                                         ========          =======


Liabilities and Shareholders' Equity
  Accounts payable                       $ 47,421           39,496
  Other current liabilities                45,031           36,399
                                           ------           ------
      Total current liabilities            92,452           75,895
  Deferred income                           3,761            7,458
  Other liabilities                        43,427           28,907
  Long-term debt                                -                -
  Shareholders' equity                    389,367          376,434
                                          -------          -------
                                         $529,007          488,694
                                         ========          =======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                     Six Months Ended
                                                      March 31, 2007
                                                      --------------
Cash flows from operating activities:
  Net earnings                                          $  8,237
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                         10,571
    Stock compensation expense                             2,932
    Changes in operating working capital                 (10,097)
    Effect of deferred taxes                                (267)
    Change in deferred revenues and costs, net             2,982
    Other                                                    (25)
                                                          ------
      Net cash provided by operating activities           14,333

Cash flows from investing activities:
  Acquisition of business                                 (1,250)
  Capital expenditures                                    (7,180)
  Capitalized software expenditures                      (15,320)
                                                         -------
    Net cash used by investing activities                (23,750)

Cash flows from financing activities:
  Proceeds from / payments of long-term debt                   -
  Other, including exercise of stock options                 643
                                                             ---
    Net cash provided by financing activities                643
                                                             ---
  Net decrease in cash and cash equivalents               (8,774)
  Cash and cash equivalents, beginning of period          36,819
                                                          ------
  Cash and cash equivalents, end of period              $ 28,045
                                                        ========


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
Orders-Q2 FY 2007            Comm.    Filtration   Test      Total
-----------------            -----    ----------   ----      -----
  Beginning Backlog-
   12/31/06                $ 150,740    83,290    66,918    300,948
  Entered Orders              44,432 *  54,693    36,650    135,775
  Sales                      (49,226)* (45,926)  (33,916)  (129,068)
                             -------   -------   -------   --------
  Ending Backlog-
   3/31/07                 $ 145,946    92,057    69,652    307,655
                           =========    ======    ======    =======


Backlog And Entered
Orders-YTD FY 2007           Comm.    Filtration   Test      Total
------------------           -----    ----------   ----      -----
  Beginning Backlog-
   9/30 /06                $ 118,986    78,569    55,857    253,412
  Entered Orders             106,220 *  99,992    75,912    282,124
  Sales                      (79,260)* (86,504)  (62,117)  (227,881)
                             -------   -------   -------   --------
  Ending Backlog-
   3/31/07                 $ 145,946    92,057    69,652    307,655
                           =========    ======    ======    =======


                          Q2 FY                 YTD FY
                           2007      Q2 FY       2007       YTD FY
                         Entered      2007     Entered       2007
*Communications Recap:    Orders     Sales      Orders      Sales
----------------------    ------     -----      ------      -----

DCSI                     $23,778    33,387      62,720      49,598
Comtrak                      363       356       2,969       2,956
Nexus Energy               2,186     3,542       8,565       7,146
Hexagram                  18,105    11,941      31,966      19,560
                          ------    ------      ------      ------
    Total                 44,432    49,226     106,220      79,260
                          ======    ======     =======      ======


                                      # # #